Exhibit 21.1

List of Subsidiaries of NioCorp Developments Ltd. (the “Company”)

Name	State/Province of Formation	Ownership
0896800 B.C. Ltd. (“0896800”)	British Columbia	100%
Elk Creek Resources Corp.	Delaware	81.33%(1)
NioCorp Advanced Metals and Alloys, LLC	Delaware	100%
NioCorp Technologies Limited	United Kingdom	100%

(1)

 Represents 100% of Class A common stock owned by 0896800, and 3,516,140 Vested Shares and 3,391,596 Earnout Shares (each as defined in the Company’s Annual Report on Form 10-K for the year ended June 30, 2026) held by third parties, and outstanding as of June 30, 2026.